Exhibit 5.2

22 July 2005

Barclays Bank PLC

1 Churchill Place

London E14 5HP

Dear Sirs

Barclays Bank PLC

Form F-3 - Registration Statement Under the Securities Act of 1933

We have acted, and have prepared this letter, on the instructions of Barclays Bank PLC (the “Bank”) in connection with the updating of the Bank’s Form F-3 - Registration Statement under the Securities Act of 1933 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering:

(a)	The Bank’s debt securities, in one or more series, which are unsubordinated obligations (“Senior Debt Securities”);

(b)	The Bank’s debt securities, in one or more series, which are subordinated obligations having a stated maturity (“Dated Subordinated Debt Securities”);

(c)	The Bank’s debt securities, in one or more series, which are subordinated obligations having no stated maturity (“Undated Subordinated Debt Securities”);

(d)	The Bank’s non-cumulative dollar-denominated preference shares, in one or more series (“Preference Shares”) and which may be represented by American Depositary Shares (evidenced by American Depositary Receipts) of a corresponding series (“American Depositary Shares”).

The Senior Debt Securities are to be issued pursuant to, and governed by, an indenture dated 16 September 2004 (the “Senior Debt Indenture”) the Dated Subordinated Debt Securities are to be issued pursuant to, and governed by, an indenture dated as of 30 June 1998 (the “Dated Debt Indenture”) and the Undated Subordinated Debt Securities are to be issued pursuant to, and governed by, an indenture (the “Undated Debt Indenture”), in each case between the Bank and The Bank of New York, as trustee (the “Trustee”).

1.	Documents

For the purposes of this letter, we have examined inter alia the following:

1.1	Form of Senior Debt Indenture filed as an exhibit to the Registration Statement.

1.2	The Dated Debt Indenture.

1.3	Form of Undated Debt Indenture filed as an exhibit to the Registration Statement and dated as a draft 5 December 1997.

1.4	A copy of the Registration Statement.

1.5	Extract from minutes of a meeting of the Board of Directors of the Bank dated 14 April 1994 and resolutions of the Fund Raising Committee of the Board of Directors of the Bank dated 5 December 1997 and 12 July 2005.

1.6	The deposit agreement dated 8 June 2005 between the Issuer, The Bank of New York and all holders from time to time of American Depositary Receipts issued thereunder (the “Deposit Agreement”).

1.7	A copy of the memorandum and articles of association of the Issuer as amended on 1 June 2005 (the “Articles of Association”).

The Senior Debt Indenture, the Dated Debt Indenture, the Undated Debt Indenture and the Deposit Agreement shall together be referred to as the “Issue Documents”.

2.	English and UK Tax Law

The opinions set out in this letter relate only to English law (or, insofar as the opinions relate to tax, to the tax law of the United Kingdom) as applied by the English courts as at today’s date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

3.	Assumptions

The opinions set out in this letter are based upon the following assumptions:

3.1	The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as certified, photostatic or faxed copies and the authenticity of the originals of such documents.

3.2	That the Issue Documents are duly authorised by and duly executed by or on behalf of each of the parties thereto (except the Bank) and that the performance thereof is within the capacity and powers of each of them (except as aforesaid).

3.3	That on issue, the global Preference Share and any definitive Preference Shares will be duly executed on behalf of the Issuer by the person(s) authorised to do so, that they will be authenticated and issued in accordance with the Issue Documents and, in the case of any definitive Preference Shares, in accordance with the terms of the global Preference Share.

3.4	That the obligations expressed to be by the Issuer under the Issue Documents to which it is a party constitute the Bank’s legal, valid and binding obligations under the laws of the State of New York and that words and phrases used in such Issue Documents have the same meaning and effect as they would if such Issue Documents were governed by English law.

3.5	That the submission to the jurisdiction of any state and federal court in the City and State of New York by the Issuer contained in the Issue Documents to which it is a party is legal, valid and binding under the laws of the State of New York.

3.6	That the copy of the memorandum and articles of association of each of the Bank referred to above is true and up-to-date.

3.7	Barclays Bank plc is resident in the United Kingdom for United Kingdom tax purposes.

3.8	Each of the Senior Debt Securities, the Dated Subordinated Debt Securities and the Undated Subordinated Debt Securities represents “loan capital” within the meaning of section 78(7) of the Finance Act 1986.

3.9	That the holders of the American Depositary Shares are the absolute beneficial owners of the Preference Shares.

3.10	That the American Depositary Shares constitute interests in depositary receipts for the Preference Shares for the purposes of section 99(6) of the Finance Act 1986.

3.11	That the resolutions set out in the minutes referred to above were passed at a duly convened and quorate meeting and have not been revoked or superseded and that the minutes of any meeting referred to above are true records of the proceedings at the meetings.

3.12	The absence of any other arrangements between any of the parties to the Issue Documents which modify or supersede any of the terms of the Issue Documents.

3.13	That there has been no alteration in the status or condition of the Bank as revealed by a search carried out against the Bank at the Companies Registration Office in London at 10:08 a.m. on 22 July 2005 and an enquiry by telephone in respect of the Bank at the Central Index of Winding Up Petitions at 10:05 a.m. on 22 July 2005.

3.14	That the Fund Raising Committee referred to above, in resolving to execute the Issue Documents, has acted (and when electing to issue any securities constituted by the Issue Documents or any Preference Shares will act) bona fide and in the interests of the Bank.

3.15	That an English court would conclude that each of the Issue Documents which are governed by a law other than English law has the same effect under the relevant governing law as it would have if such agreement was governed by English law.

3.16	That the Issue Documents have been or will be entered into into in the form as reviewed for the purpose of this opinion and outlined above.

4.	Opinion as to English Law

On the basis of such assumptions and subject to the reservations set out below, we are of the opinion that:

4.1	The Bank is a company duly incorporated in England.

4.2	The Issue Documents constitute legal, valid and binding obligations of the Bank.

4.3	The subordination provisions applicable to the Dated Subordinated Debt Securities set out in Sections 2.01 and 12.01 of the Dated Debt Indenture have the effect that in a winding up of the Bank in England the holders of Dated Subordinated Debt Securities and any Coupons appertaining thereto and the Trustee will not be entitled to receive and retain any amounts for application in payment of sums due in respect of the Dated Subordinated Debt Securities and any such Coupons until all Dated Subordinated Debt Senior Claims (as defined in the Dated Debt Indenture) have been satisfied.

4.4	The subordination provisions applicable to the Undated Debt Securities set out in Section 2.01 and 12.01 of the Undated Debt Indenture have the effect that in a winding up of the Bank in England the holders of Undated Subordinated Debt Securities and any Coupons appertaining thereto and the Trustee will not be entitled to receive and retain any amounts for application in payment of sums due in respect of the Undated Subordinated Debt Securities and any such Coupons until all Senior Claims (as defined in the Undated Debt Indenture) have been satisfied.

4.5	The Preference Shares, when issued by the Bank against receipt of the subscription price therefor or upon the exercise by the Bank of any right of conversion attaching to Dated or Undated Subordinated Debt Securities of any series, will, upon all necessary action having been taken in accordance with the Articles of Association of the Bank and assuming due authority has or will be provided by the Directors of the Bank and provided that at the relevant time there are sufficient authorised but unissued Preference Shares available for issue by the Directors of the Bank, be duly authorised and validly issued and fully paid and will not be subject to calls for further funds.

4.6	We hereby confirm to you that the section entitled “Tax Considerations - United Kingdom Taxation” in the Registration Statement is correct in all material respects.

4.7	We confirm that this opinion may be filed with the Commission as an exhibit to the Registration Statement and we consent to the references to our firm under the headings “Tax Considerations - United Kingdom Taxation”, “Service of process and Enforcement of Liabilities” and “Validity of Securities” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. Save as aforesaid, this opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent.

5.	Reservations

The opinions set out in paragraph 4 above are subject to a number of reservations, including the general reservation that the term “enforceable” as used above signifies that the relevant obligations are of a type which the English courts may enforce, but does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. You should particularly note the following reservations:

5.1	The power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought.

5.2	Where obligations of any person are to be performed in jurisdictions outside England, such obligations may not be enforceable under English law to the extent that performance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

5.3	In some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of the Preference Shares or the Issue Documents providing that the courts of England have jurisdiction in relation thereto.

5.4	Where any person is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

5.5	Any provision to the effect that any calculation, determination or certification will be conclusive and binding will not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect, and an English court may regard any calculation, determination or certification as no more than prima facie evidence of the matter calculated, determined or certified.

5.6	Enforcement of rights may be or become limited by prescription or by the lapse of time, or may be or become subject to set-off or counterclaim.

5.7	Under English law, any obligation to pay additional interest in circumstances of breach or default might be held to be unenforceable on the ground that it is a penalty and thus void.

5.8	Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

5.9	If a party to any Issue Document or to any transfer of, or payment in respect of, a Preference Share is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Issue Document or in respect of the relevant transfer or payment may be unenforceable or void.

5.10	Our opinions as regards the binding nature of the obligations of the Issuer and Barclays PLC under the Issue Documents are subject to all limitations arising from bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting the rights of creditors generally.

5.11	It is our experience that searches and enquiries of the type referred to in paragraph 3.13 above may be unreliable and, in particular, that notice of a winding up order made or resolutions passed, or an administration order made, or a receiver or administrative receiver appointed may not be filed promptly at the Companies Registry.

5.12	An English court may not apply the laws of the State of New York if to do so would be contrary to public policy or mandatory rules of English law.

5.13	If any proceedings are brought by the Issuer in the English courts, those courts may accept jurisdiction in certain cases, notwithstanding the provisions of the Issue Documents and the ADSs providing that the Issuer has irrevocably submitted to any state or federal court in the City and State of New York have exclusive jurisdiction in relation thereto.

5.14	The opinion in paragraph 4.6 above assumes that any transfer of, or agreement to transfer, a holder’s rights in respect of Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities held in a clearing system does not amount to the transfer of, or an agreement to transfer either:

(i)	an interest in such Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities; or

(ii)	rights against the clearing system;

in each case falling short of full ownership of the relevant Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities. Whilst this point is not entirely free from doubt, we are not aware of the United Kingdom HM Revenue & Customs seeking to charge stamp duty or stamp duty reserve tax on the basis that the legal position is as set out in (i) or (ii) above. Moreover certain published correspondence with the HM Revenue & Customs suggests that HM Revenue & Customs consider that this would not be a basis on which tax could be charged.

5.15	There are no reciprocal arrangements in force between the United States of America and the United Kingdom for the recognition or enforcement of judgments. Accordingly, a judgment by any state or federal court in the City and State of New

York is not enforceable directly in England but may be recognised by the English courts according to common law principles. A judgment by those courts will not be enforced by the English courts if:

5.15.1	the proceedings in which the judgment was given were opposed to natural justice;

5.15.2	the judgement was obtained by fraud;

5.15.3	the enforcement of the judgment would be contrary to English public policy;

5.15.4	an order has been made and remains effective under section 9 of the Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to judgments of those courts.

5.15.5	before the date on which those courts gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction whose judgment is enforceable in England;

5.15.6	the judgment is for multiple damages within the meaning of section 5(3) of the Protection of Trading Interests Act 1980;

5.15.7	the judgment is based on a rule of law specified by the Secretary of State as concerned with the prohibition of restrictive trade practices;

5.15.8	the judgment is based on foreign measures which the Secretary of State specifies as regulating and controlling international trade and which, in so far as they apply to persons carrying on business in the United Kingdom, are damaging or threaten to damage the trading interests of the United Kingdom; or

5.15.9	the bringing of proceedings in those courts was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in those courts.

5.16	If the English court gives judgment for the sum payable under a judgment of the state or federal courts in the City and State of New York, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court a discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain an English judgment or to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is delay, if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the state or federal courts in the City and State of New York or if the judgment debtor has any set-off or counterclaim against the judgment creditor.

6.	Limits of our Opinion

We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax which may arise or be suffered as a result of or in connection with the Issue Documents, Preference Shares or the American Depositary Shares, Senior Debt Securities, Dated Subordinated Debt Securities or Undated Subordinated Debt Securities or, in either case, their creation, issue, allotment or delivery. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Registration Statement, nor have we been responsible for ensuring that the Registration Statement contains all material facts. In particular, we have not been responsible for ensuring that the Registration Statement complies with the listing requirements of any stock exchange.

This letter is given solely for the purposes of the updating of the Registration Statement and for the information of the persons to whom it is addressed, and may not be relied upon for any other purpose or by any other person.

Yours faithfully

Clifford Chance LLP